UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 10, 2014

American Greetings Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-13859	34-0065325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One American Road Cleveland, Ohio		44144
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (216) 252-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On February 10, 2014, Century Intermediate Holding Company 2 (the “Issuer”), an indirect parent of American Greetings Corporation (“American Greetings”), issued $285 million aggregate principal amount of 9.750%/10.500% Senior PIK Toggle Notes due 2019 (the “PIK Notes”) in an offering exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”).

The Issuer was formed for the sole purpose of issuing the PIK Notes. The net proceeds from the offering will be used to redeem the preferred equity interest of Koch AG Investment, LLC (“Koch Investment”) in Century Intermediate Holding Company, an indirect, wholly-owned subsidiary of the Issuer (“CIHC”). Koch Investment acquired its preferred equity interest in connection with the financing of CIHC’s acquisition of American Greetings in a recently completed going private transaction.

The PIK Notes were issued through a private placement and were resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act and under Regulation S under the Securities Act. The PIK Notes have not been registered under the Securities Act and cannot be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This communication does not constitute an offer to sell or the solicitation of an offer to buy any security in any jurisdiction in which such offer or sale would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

American Greetings Corporation
(Registrant)

By:	/s/ Christopher W. Haffke
Christopher W. Haffke
Vice President, General Counsel and Secretary

Date: February 10, 2014